Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:	Bruce VanHorn
(606) 324-7196

POAGE BANKSHARES, INC. REPORTS PASSING OF CHAIRMAN OF THE BOARD OF DIRECTORS

Ashland, Kentucky – February 9, 2016.  Poage Bankshares, Inc. (NASDAQ: PBSK) (the “Company”), the holding company for Town Square Bank (“Town Square”), today reports the untimely passing of Thomas P. Carver, Chairman of the Boards of Directors of both the Company and Town Square.

“It is with a heavy heart that we report the passing of our Chairman and dear friend Thomas P. Carver,” stated Bruce VanHorn, President and Chief Executive Officer of the Company.  “Tom had served as a valuable member of the board for the past 10 years and he became Chairman in December of 2014.  Tom’s focal points as a director were our stockholders, the community and our employees.  His many years of being in business provided insight and direction to our board room and his presence will be sadly missed.  Tom had a very direct but honest approach to business and in my short time that I had the privilege of working with him, I learned a great deal and I will always cherish the time I had with him.  Our thoughts and prayers are with his wife Jenny and their family.”

Tom Burnette, the current Vice Chairman of the Board of Directors, will serve as acting Chairman of the Boards of Directors of the Company and Town Square.

Poage Bankshares, Inc. is the holding company for Town Square Bank.  Originally chartered in 1889 under the name “Home Federal Savings and Loan Association,” Town Square Bank is headquartered in Ashland, Kentucky, and conducts its operations from 9 full-service banking offices located in Ashland, Flatwoods, South Shore, Louisa, Greenup, Nicholasville, Cannonsburg, Catlettsburg, and Mt. Sterling, Kentucky.

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